Exhibit 11.2

CAPTIVISION INC.

INSIDER TRADING COMPLIANCE POLICY

A.	GENERAL

1.

Insiders. Captivision Inc. (together with its subsidiaries and affiliates reported on a consolidated basis, the “Company”), their directors, officers, employees, consultants and contractors who devote all or substantially all of their time to the Company (collectively, “Company Personnel”), as well as family members of the Company Personnel and entities (e.g., corporations, partnerships or trusts) that Company Personnel control (collectively, “Insiders”) must, at all times, comply with the federal securities laws of the United States and all additional, applicable jurisdictions.

2.

Insider Trading. Federal securities laws prohibit trading in the securities of a company while aware of “material non-public” information. These transactions are commonly known as “insider trading.” It is also illegal to recommend to others (commonly called “tipping”) that they buy, sell or retain the securities to which such material non-public information relates. Anyone violating these laws is subject to personal liability and could face criminal penalties, including a jail term. In the normal course of business, Company Personnel may come into possession of material non-public information concerning the Company or its industry, transactions in which the Company proposes to engage or other entities with which the Company does business. Therefore, the Company has established this Policy with respect to trading in its securities or the securities of another company. Any violation of this Policy could subject you to disciplinary action, up to and including termination. See Section J.

3.

Compliance. This Policy concerns disclosure of material non-public information regarding the Company or another company and trading in securities while aware of such information. In addition to requiring that Insiders comply with the letter of the law, it is the Company’s policy that Insiders comply with the spirit of the law and avoid even the appearance of impropriety. Insider trading can generate significant adverse publicity and thus cause a substantial loss of confidence in the Company and its securities on the part of the public and the securities markets. This could have an adverse impact on the price of the Company’s securities to the detriment of the Company and its security-holders.

4.

Responsibility. This Policy is intended to protect Insiders and the Company from insider trading violations. However, the matters set forth in this Policy are guidelines only and are not intended to replace your responsibility to understand and also comply with the legal prohibitions against insider trading. Appropriate judgment should be exercised in connection with all securities trading. If you have specific questions regarding this Policy or the applicable law, please contact the legal or finance department.

B.	DEFINITIONS

1.

Family Members. For purposes of this Policy, the term “family members” includes family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control.

2.

Material. Information is generally considered “material” if a reasonable investor would consider it important in deciding whether to buy, sell or hold a security. The information may concern the Company or another company and may be positive or negative. In addition, it should be emphasized that material information does not have to relate to a company’s business; information about the contents of a forthcoming publication in the financial press that is expected to affect the market price of a security could well be material. Employees should assume that information that would affect their consideration of whether to trade, or which might tend to influence the price of the security, is material.

Examples of material information include, but are not limited to:

(a)	developments regarding regulatory approvals for products;

(b)	quarterly, semi-annual or annual results;

(c)	dividend information;

(d)	credit rating changes;

(e)	earnings results, estimates and guidance on earnings and changes in previously released earnings results, estimates or guidance;

(f)	significant mergers, acquisitions, divestitures, tender offers, joint ventures, or changes in assets;

(g)	important new products or business strategies;

(h)	important developments regarding the Company’s material intellectual property;

(i)	investments, joint ventures or changes in assets;

(j)	developments regarding customers or suppliers, including the acquisition or loss of an important contract;

(k)	important changes in control or in management;

(l)	key changes in compensation policy;

(m)	a change in the Company’s independent registered public accounting firm or notification that the Company may no longer rely on such firm’s report;

(n)

significant financings and other significant events regarding the Company’s securities (e.g., defaults on securities, calls of securities for redemption, share repurchase plans, stock splits, public or private sales of securities, changes in dividends and changes to the rights of security holders);

(o)	significant write-offs;

(p)	cybersecurity incidents, vulnerabilities and breaches;

(q)	significant pending or threatened litigation, regulatory rulings or governmental investigations; and

(r)	bankruptcy, corporate restructuring, receivership, other liquidity problems or layoffs.

Information that something is likely to happen or even just that it may happen can be material. Courts often resolve close cases in favor of finding the information material. Therefore, Insiders should err on the side of caution. Insiders should keep in mind that the U.S. Securities and Exchange Commission’s (the “SEC”) rules and regulations provide that the mere fact that a person is aware of the information is a bar to trading. It is no excuse that such person’s reasons for trading were not based on the information.

3.	Non-Public Information. For the purpose of this Policy, information is “Non-Public” until three criteria have been satisfied:

(a)

First, the information must have been widely disseminated. Generally, Insiders should assume that information has NOT been widely disseminated unless it has been included in (i) a press release or article distributed through a widely disseminated news or wire service; OR (ii) it has appeared in a filing with the SEC.

(b)

Second, the information disseminated must be some form of “official” disclosure or announcement. In other words, the fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the information is accurate.

(c)

Third, after the information has been disseminated, a period of time must pass sufficient for the information to be absorbed by the general public. As a general rule, at least 48 hours (several of which must be hours during which The Nasdaq Stock Market is open for trading) must elapse between the dissemination of the information and when that information may be considered public.

Such information that is “material” as described in Section B.2 and “Non-Public” as described in this Section B.3 is hereinafter referred to as “Material Non-Public Information.”

4.

Security or Securities. The term “security” or “securities” is defined very broadly by the securities laws and includes stock (common and preferred), stock options, warrants, bonds, notes, debentures, convertible instruments, put or call options (i.e., exchange-traded options), or other similar instruments.

5.

Trade or Trading. The term “trade” or “trading” means broadly any purchase, sale or other transaction to acquire, transfer or dispose of securities, including gifts or other contributions, exercises of stock options granted under the Company’s stock plans, sales of stock acquired upon the exercise of options and trades made under an employee benefit plan, such as a 401(k) plan.

C.	STATEMENT OF POLICY

1.

Company Securities. No Insider may buy or sell the Company’s securities at any time when the Insider has Material Non-Public Information concerning the Company. It does not matter that you may have decided to trade before learning the Material Non-Public Information. It also does not matter that you may have a reason to trade that is based on public information. The federal securities laws do not recognize these mitigating circumstances in determining liability.

2.

Other Company Securities. No Insider may buy or sell securities of another company at any time when the Insider has Material Non-Public Information about that company or has Material Non-Public Information that could affect the share price of that company. For purposes of this Section C.2, another company may include, without limitation, any of our customers, vendors, an acquisition target, or a company in the same industry, sector or subsector, when that information was obtained as a result of the Insider’s employment or relationship to the Company.

3.

Tipping. No Insider may disclose (“tip”) Material Non-Public Information to any other person (including family members), and no Insider may make buy or sell recommendations to another person on the basis of Material Non-Public Information. “Tipping” can result in liability for both the tipper and the tippee. In addition, Insiders should take care before trading on the recommendation of others to ensure that the recommendation is not the result of an illegal “tip.”

4.

Commenting. No Insider who receives or has access to the Company’s Material Non-Public Information may comment on stock price movements or rumors of other corporate developments (including discussions on Internet “chat rooms” or posts) that are of possible significance to the investing public, unless the Insider has been authorized to do so by the legal or finance department or otherwise in compliance with the Company’s Regulation Fair Disclosure Policy. If you comment on stock price movements or rumors or disclose Material Non-Public Information to a third party out of compliance with such policy, you must contact the legal or finance department immediately.

5.

Rumors. In addition, it is generally the practice of the Company not to respond to inquiries and/or rumors concerning the Company’s affairs. If you receive inquiries concerning the Company from the media or inquiries from securities analysts or other members of the financial community, you shall refer such inquiries, without comment, to the legal or finance department or to the Investor Relations Department.

6.

Blackout Windows. Certain Insiders, including employees as advised from time to time by the Legal Department, may only trade in the Company’s securities during the four “Window Periods” (as defined in Section E.4) that occur each fiscal year. These persons must also receive pre-clearance prior to any transaction. See Section E for both of these procedures.

7.

Termination. An Insider who is aware of Material Non-Public Information when they cease to be an Insider may not trade in the Company’s securities until that information has become public or is no longer material. In addition, this Policy continues in effect for all Permanent Restricted Persons and Other Restricted Persons (each as defined in Section E) until the opening of the first Window Period after termination of employment or other relationship with the Company.

D.	CERTAIN EXCEPTIONS

1.	The prohibition on trading in the Company’s securities set forth in Section C does not apply to:

(a)

Transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime).

(b)

The exercise of stock options pursuant to our stock plans; however, the market sale of any such stock acquired upon such exercise, including as part of a broker-assisted cashless exercise of an option, is subject to this Policy.

(c)

The exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares to satisfy tax withholding requirements; however, the market sale of any shares to satisfy tax requirements is subject to this Policy.

(d)	The execution of transactions pursuant to a trading plan that complies with SEC Rule 10b5-1 and which has been approved by the Company. See Section F.1.

(e)

If or when made available in any Company 401(k) plan, the purchase of stock through the Company’s 401(k) plan through regular payroll deductions; however, the sale of any such stock and the election to transfer, increase or decrease funds into or out of, or a loan with respect to amounts invested in, the stock fund is subject to this Policy.

(f)

The purchase of stock through any Company employee stock purchase plan (to the extent that the Company has such a plan) through regular payroll deductions; however, the sale of any such stock and the establishing or changing of instructions regarding the level of withholding contributions which are used to purchase stock is subject to this Policy.

(g)

In addition, this Policy does not apply to any other transaction, the specific facts of which are reviewed by the legal or finance department and determined by the legal or finance department not to constitute a violation of applicable insider trading law.

E.	PRE-CLEARANCE OF TRADES AND OTHER PROCEDURES

1.

Applicability. Directors and executive officers (as defined in Rule 3b-7 of the Securities Exchange Act of 1934, as amended), their family members (as defined in Section B), and trusts, corporations and other entities controlled by them (collectively, “Permanent Restricted Persons”) may only trade during the four “Window Periods” (as defined in Section E.4) and must also obtain the advance approval of the legal or finance department (or Chief Financial Officer as appropriate) in accordance with Section E.3 before effecting any transaction in the Company’s securities (including but not limited to any purchase, sale, or exercise of an option, right or warrant, gift, loan, pledge, contribution to a trust or other transfer), whether the transaction is for the individual’s own account, one over which they exercises control, or one in which they have a beneficial interest.

2.

Other Restricted Persons. The Company may notify additional persons, other than Permanent Restricted Persons, that they are also subject to the “Window Periods” (as defined in Section E.4) and/or the pre-clearance requirements set forth in Section E.3 (“Other Restricted Persons”). Examples of Other Restricted Persons may include other corporate officers with access to Material Non-Public Information (such as those working in Marketing, Finance, Strategic Development, and Commercial Development), family members of any of such persons and trusts, corporations and other entities controlled by any such persons.

3.	Pre-Clearance Procedures.

(a)

Permanent Restricted Persons and Other Restricted Persons should submit a request for pre-clearance to the legal or finance department at least three business days in advance of the proposed transaction (two weeks in certain exceptional cases as may be specified in Sections G and H) and by completing the attached “Request for Approval” form.

(b)

Approval for transactions in the Company’s securities will generally be granted only during a Window Period (as described in Section E.4 below) and the transaction may only be performed during the Window Period in which the approval was granted and, in any event, within two business days from the date of approval.

4.

Window Periods. The Company has established four “windows” of time during the fiscal year during which Request for Approval forms may be approved and transactions may be performed (the “Window Periods”). Each Window Period begins two full trading days after the public release of earnings for the prior fiscal quarter or year, unless extended at the direction of the legal or finance department. That same Window Period closes at 11:59 pm Eastern Time on the 15th day of the last month of the next fiscal quarter.

Open Trading Windows (unless a Blackout Period is in effect)

Fiscal Quarter	Beginning:	Ending at 11:59pm Eastern Time on:

Q1 = January through March	Two full trading days after the public news release of earnings data for the prior fiscal quarter or year	June 15
Q2 = April through June		September 15
Q3 = July through September		December 15
Q4 = October through December		March 15

Examples of a Trading Window for Reference: If the release of quarterly or annual earnings is disclosed at:

•  8:00 a.m., Eastern Time, on a Monday, then trading may commence when markets open at 9:30 a.m., Eastern Time, on Wednesday;

•  5:00 p.m., Eastern Time, on Monday, then trading may commence after 9:30 a.m., Eastern Time, on Thursday; or

•  11:00 a.m., Eastern Time, on Monday, then trading may commence when markets open at 9:30 a.m., Eastern Time, on Thursday.

This is because you must wait TWO FULL TRADING DAYS after the release of earnings to commence trading.

Notwithstanding the foregoing, if the Company is not required to (and does not) report earnings on a quarterly basis as a foreign private issuer, there will only be two Window Periods as set forth below:

Open Trading Windows (unless a Blackout Period is in effect)

Financial Statements	Beginning:	Ending at 11:59pm Eastern Time on:

Annual Semi-Annual	Two full trading days after the public news release of earnings data for annual or semi-annual period	May 15 November 15

After the close of the Window Period, except as set forth in Section D, Permanent Restricted Persons and Other Restricted Persons may not purchase, sell or otherwise dispose of any of the Company’s securities.

The prohibition against trading while aware of, or tipping of, Material Non-Public Information applies even during a Window Period. For example, if during a Window Period, a material acquisition or divestiture is pending or a forthcoming publication in the financial press may affect the relevant securities market, you may not trade in the Company’s securities. You must consult the legal or finance department whenever you are in doubt.

5.

Suspension of Trading. From time to time, the Company may require that directors, officers, selected employees and/or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. All those affected shall not trade in our securities while the suspension is in effect and shall not disclose to others that we have suspended trading for certain individuals. Though these blackouts generally will arise because the Company is involved in a highly-sensitive transaction, they may be declared for any reason. If the Company declares a blackout to which you are subject, a member of the Company’s legal department will notify you when the blackout begins and when it ends.

6.

Notification of Window Periods. In order to assist you in complying with this Policy, the Company will endeavor to deliver a communication notifying all Permanent Restricted Persons and Other Restricted Persons when the Window Period has opened and when the Window Period is about to close. The Company’s delivery or non-delivery of these communications does not relieve you of your obligation to only trade in the Company’s securities in full compliance with this Policy.

7.

Hardship Exemptions. Those subject to the Window Periods or a blackout pursuant to Section E.5 may request a hardship exemption for periods outside the Window Periods or during a blackout, as applicable, if they are not in possession of Material Non-Public Information and are not otherwise prohibited from trading pursuant to this Policy. Hardship exemptions are granted infrequently and only in exceptional circumstances. Any request for a hardship exemption should be made to the legal or finance department.

F.	10B5-1 PLANS

1.

10b5-1 Trading Plans. A 10b5-1 trading plan is a binding, written contract between you and your broker that specifies the price, amount, and date of trades to be executed in your account in the future, or provides a formula or mechanism that your broker will follow. A 10b5-1 trading plan can only be established when you are NOT aware of Material Non-Public Information. Therefore, Insiders cannot enter into these plans at any time when they are aware Material Non-Public Information and, in addition, persons subject to the pre-clearance requirements of this Policy described in Section E cannot enter into these plans outside Window Periods. In addition, a 10b5-1 trading plan must not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made.

2.

Benefit. You have an affirmative defense against any claim by the SEC against you for insider trading if your trade was made under a 10b5-1 trading plan that you entered into when you were not aware of Material Non-Public Information. The rules regarding 10b5-1 trading plans are complex and you must fully comply with them. You should consult with your legal advisor and the legal or finance department before proceeding.

3.

Pre-Clearance. Each individual must pre-clear with the legal or finance department its proposed 10b5-1 trading plan prior to the establishment of such plan. The Company reserves the right to withhold pre- clearance of any 10b5-1 trading plan at any time. Any modification or termination of a pre- approved 10b5-1 trading plan also requires pre-clearance by the legal or finance department. Such modification or termination must occur when you are not aware of any Material Non-Public Information and must comply with the Company’s guidelines and the requirements of the rules regarding 10b5-1 trading plans and, if you are subject to Window Period restrictions, must take place during a Window Period. Notwithstanding any pre-clearance of a 10b5-1 trading plan or any modification or termination of a 10b5-1 trading plan, the Company assumes no liability and expressly disclaims civil or other liability for content, amendment, termination, or the consequences of any transaction made pursuant to such plan.

4.

Cooling Off Period. The Company will adopt separate guidelines in compliance with Rule 10b5-1, which will include the required “cooling off” period between the time that you enter a plan and the time that trading commences under a plan, in accordance with the U.S. federal securities laws.

5.

Timing. Your 10b5-1 trading plan should be structured to avoid purchases or sales shortly before known announcements, such as quarterly or annual earnings announcements. Even though transactions executed in accordance with a properly formulated 10b5-1 trading plan are exempt from the insider trading rules, the trades may nonetheless occur at times shortly before we announce material news, and the investing public and media may not understand the nuances of trading pursuant to a 10b5-1 trading plan. This could result in negative publicity for you and the Company if the SEC or The Nasdaq Stock Market were to investigate your trades.

6.

No Additional Pre-Clearance. Transactions effected pursuant to a pre-cleared 10b5-1 trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.

G.	SHORT SALES

No Short Sales or Speculative Transactions. Short sales of the Company’s securities (i.e., selling stock that is not owned and borrowing the shares to make delivery) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. No director, officer or employee, whether or not they possess Material Non-Public Information, may trade in options (other than the exercise of a grant of options by the Company), warrants, puts and calls or similar instruments on the Company’s securities or sell Company securities “short” (i.e., selling stock that is not owned and borrowing the shares to make delivery). Such activities may put the personal gain of the director, officer or employee in conflict with the best interests of the Company and its security- holders or otherwise give the appearance of impropriety.

H.	HEDGING

Hedging Transactions. Hedging transactions involve the purchase of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or any other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of registrant equity securities. Such transactions may permit a director, officer or employee to continue to own the Company’s securities but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.

I.	PLEDGING

Margin Accounts and Pledges. Securities purchased on margin may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Accordingly, if you purchase securities on margin or pledge them as collateral for a loan, a margin sale or foreclosure sale may occur at a time when you are aware of Material Non-Public Information or otherwise are not permitted to trade in our securities. The sale, even though not initiated at your request, is still a sale for your benefit and may subject you to liability under the insider trading rules if made at a time when you are aware of Material Non-Public Information. Similar cautions apply to a bank or other loans for which you have pledged stock as collateral.

Therefore, except as described below, no director, officer or employee, whether or not in possession of Material Non- Public Information, may purchase the Company’s securities on margin, or borrow against any account in which the Company’s securities are held, or pledge the Company’s securities as collateral for a loan.

Notwithstanding the foregoing, a director or officer of the Company may borrow against an account in which the Company’s securities are held or pledge the Company’s securities as collateral for a loan if:

•	such transaction is pre-cleared in writing by the Company’s Chief Financial Officer (or, in the case of a transaction involving the Chief Financial Officer, the Company’s Chief Executive Officer);

•	the amount of such borrowings or loan is at all times no greater than 75% of the fair market value of the securities held in the account and/or pledged as collateral for such borrowings or loan; and

•

the counterparty to such borrowings or loan agrees in writing that it will not initiate a margin sale or foreclosure sale at any time when such director or officer is in possession of Material Non-Public Information (and will confirm as such prior to taking any such actions).

J.	POTENTIAL CRIMINAL AND CIVIL LIABILITY AND/OR DISCIPLINARY ACTION

1.

Individual Responsibility. Each Insider is individually responsible for complying with the securities laws and this Policy, regardless of whether the Company has prohibited trading by that Insider or any other Insiders. Trading in securities during the Window Periods and outside of any blackout should not be considered a “safe harbor.” We remind you that, whether or not during a Window Period, you may not trade securities when you are aware of Material Non-Public Information.

You should also bear in mind that any proceeding alleging improper trading will necessarily occur after the trade has been completed and is particularly susceptible to second-guessing with the benefit of hindsight. Therefore, as a practical matter, before engaging in any transaction you should carefully consider how enforcement authorities and others might view the transaction in hindsight. Further, whether or not you possess Material Non-Public Information, it is advisable that you invest in the Company’s securities or the securities of any company that has a substantial relationship with the Company from the perspective of a long term investor who would like to participate over time in the Company’s or such company’s earnings growth.

2.

Controlling Persons. The securities laws provide that, in addition to sanctions against an individual who trades illegally, penalties may be assessed against what are known as “controlling persons” with respect to the violator. The term “controlling person” is not defined, but includes employers (i.e., the Company), its directors, officers and managerial and supervisory personnel. The concept is broader than what would normally be encompassed by a reporting chain. Individuals may be considered “controlling persons” with respect to any other individual whose behavior they have the power to influence. Liability can be imposed only if two conditions are met. First, it must be shown that the “controlling person” knew or recklessly disregarded the fact that a violation was likely. Second, it must be shown that the “controlling person” failed to take appropriate steps to prevent the violation from occurring. For this reason, the Company’s supervisory personnel are directed to take appropriate steps to ensure that those they supervise, understand and comply with the requirements set forth in this Policy.

3.	Potential Sanctions.

(a)

Liability for Insider Trading and Tipping. Insiders, controlling persons and the Company may be subject to disgorgement of ill-gotten gains or losses avoided, civil penalties, criminal penalties and/or jail for trading in securities when they have Material Non-Public Information or for improper transactions by any person to whom they have disclosed Material Non-Public Information, or to whom they have made recommendations or expressed opinions on the basis of such information about trading securities (e.g., the “tippee”). The SEC has imposed large penalties even when the disclosing person did not profit from the trading. A criminal prosecution can result in a fine of millions of dollars (no matter how small the profit or even if there is a loss) and imprisonment for up to 20 years. Civil actions may be brought by a private plaintiff or the SEC. The SEC also has the authority to obtain a court order that bars a person who has engaged in insider trading from serving as a director or officer of a public company or from appearing or practicing before the SEC as an accountant. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading. Before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

(b)

Possible Disciplinary Actions. Company Personnel who violate this Policy will be subject to disciplinary action, up to and including termination of employment for cause, whether or not the Company Personnel’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

4.

Questions and Violations. Anyone with questions concerning this Policy or its application should contact the legal or finance department. Any violation or perceived violation should be reported immediately to the legal or finance department.

K.	CONFIDENTIALITY

1.

Non-Disclosure. No Company Personnel should disclose Non-Public Information regarding the Company to non-Company Personnel (including to family members), except when such disclosure is needed to carry out the Company’s business and then only when the Company Personnel disclosing the information has no reason to believe that the recipient will misuse the information. When such information is disclosed, the recipient should be told that such information may be used only for the business purpose related to its disclosure and that the information must be held in confidence. Company Personnel should disclose Non-Public Information to other Company Personnel only in the ordinary course of business, for legitimate business purposes and in the absence of reasons to believe that the information will be misused or improperly disclosed by the recipient. Written information should be appropriately safeguarded and should not be left where it may be seen by persons not entitled to the information, and Material Non-Public Information should not be discussed with any person within the Company under circumstances where it could be overheard.

2.

Financial Community Inquiries. In addition to other circumstances where it may be applicable, this confidentiality policy must be strictly adhered to in the contexts of any inquiries received from the press, securities analysts or other members of the financial community. It is important that responses to any such inquiries be made on behalf of the Company by a duly designated officer and in accordance with the Company’s Policy on Regulation FD. Accordingly, Company Personnel should not respond to any such inquiries and should refer all such inquiries to the legal or finance department See also, Statement of Policy, Sections C.4 and C.5.

L.	LEGAL EFFECT OF THIS POLICY

This Policy with respect to insider trading and the disclosure of confidential information, and the procedures that implement this Policy, are not intended to serve as precise recitations of the legal prohibitions against insider trading and tipping which are highly complex, fact specific and evolving. Certain of the procedures are designed to prevent even the appearance of impropriety and in some respects may be more restrictive than the securities laws. Therefore, these procedures are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist.

ATTESTATION AND ACKNOWLEDGMENT OF

CAPTIVISION INC. INSIDER TRADING COMPLIANCE POLICY

You must review and sign the acknowledgment below and return to the Company’s Legal Department as soon as possible.

By my signature below, I acknowledge that:

1.	I have received and read this Policy, and

2.	I will comply with this Policy for as long as I am subject to this Policy.

Signature:

Name (printed):

Date:

Request for Approval to Trade Company Securities

Type of Security [check all applicable boxes]

❑	Common stock

❑	Preferred stock

❑	Restricted stock

❑	Stock Option

Number of Shares

Proposed Date of Transaction     Type of Transaction

❑	Stock option exercise – Exercise Price $ /share

Exercise Price paid as follows:

❑	Broker’s cashless exchange

❑	cash

❑	pledge

❑	other

Withholding tax paid as follows:

❑	Broker’s cashless exchange

❑	cash

❑	other

❑	Purchase

❑	Sale

❑	Gift

❑	Other

Broker Contact Information

Company Name

Contact Name

Telephone

Email Address

Account Number

Social Security or other Tax Identification Number

Status (check all applicable boxes)

Executive Officer  ☐

Board Member    ☐

Filing Information (check all applicable boxes and complete blanks) Is a Form

144 Necessary? ☐

Date of filing of last Form 144

I am not currently in possession of any material non-public information relating to the Company and its subsidiaries. I hereby certify that the statements made on this form are true and correct.

I understand that clearance may be rescinded prior to effectuating the above transaction if material non-public information regarding the Company arises and, in the reasonable judgment of the Company, the completion of my trade would be inadvisable. I also understand that the ultimate responsibility for compliance with the insider trading provisions of the federal securities laws rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material non-public information.

Signature	Date

Print Name

Telephone Number and Email Address Where You May Be Reached

*	Request Approved (transaction must be completed during the Window Period (as defined in this Policy) in which this approval was granted and in any event within two business days after approval).

*	Request Denied

*	Request Approved with the following modification ___________________________________________

Signature	Date